AGREEMENT FOR
                         COMPRESSED TRANSPONDER SERVICES

      THIS SERVICES AGREEMENT (the "Agreement") is made and entered into effective as of March 15, 1999 and between Califa Entertainment Group, Inc., ("Califa"), and Playboy Entertainment Group, Inc. ("Playboy"). (Califa and Playboy are together referred to as the "Parties".)

RECITALS

         WHEREAS, pursuant to a Transponder Service Agreement between Califa and Loral Skynet ("Loral") dated February 8, 1998 (the "Loral Agreement") Califa obtained transponder services on fully-protected transponder 5 (the "Transponder") of the C-Band Telstar 5 satellite.

      WHEREAS, the Service agreement shall not become effective until the closing of that certain merger between Playboy Enterprises, Inc. and Spice Entertainment Companies, Inc. ("Spice") (the "Closing").

      WHEREAS, pursuant to Satellite Services Agreements, one between Califa and Directrix, Inc. ("Directrix"), and the other between Playboy and Directrix, Directrix shall, among other things, digitally compress the analog transponder signal into multiple digital streams (the "Mandatory Services Agreements")

      WHEREAS, the Mandatory Services Agreements shall not become effective until the Closing.

      WHEREAS, The Transponder signal shall be compressed into four (4) digital steams, of which Playboy shall utilize three (3) streams and Califa shall utilize one (1) stream, and Playboy and Califa shall share one (1) spare stream. The parties intend to add additional capacity commencing at or about June 1,1999 that will increase the total channel capacity to eight (8) channels. Playboy shall utilize four (4) of such eight (8) channels, and Califa shall utilize two
(2) of such eight (8) channels, and Playboy and Califa shall each have one (1) spare stream exclusively. Playboy shall be solely entitled to any additional capacity added thereafter.

      WHEREAS, it shall be a condition precedent to the effectiveness of this Agreement that the Closing occur.

      NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1. Provision of Services. Califa hereby agrees to provide 24 hour a day transponder services to Playboy for digitally compressed television channels on the Transponder (such services are referred to as the "Compressed Transponder Services").

2. Term. The Compressed Transponder Services shall be effective simultaneously with the Loral Agreement and shall continue up to and including the termination date of the Loral Agreement with Loral (the "Term"), unless terminated earlier as provided herein.

3. Service Fees; Option for Additional Services.

      3.1 Playboy shall pay service fees ("Fee") to Califa during the Term for the Compressed Transponder Services of Seventy-Two Thousand, Five Hundred Dollars ($72,500) payable monthly to Califa, prorated for any period of less than a month. Fees shall be payable five days in advance of each month during the Term. Playboy may, at its sole discretion, opt to increase the channel capacity on the Transponder, in which case Playboy agrees to solely bear such cost, as well as the cost of any additional capacity thereafter, provided that Playboy shall be entitled to all such additional capacity other than the one (1) additional stream (bringing Califa's total channel capacity to two channels) and the one (1) spare stream to be utilized exclusively by Califa, as mentioned hereinabove. In the event that Playboy opts to not increase channel capacity, then Califa shall have the right to a second digital stream on the Transponder commencing no later than June 1, 1999.

      3.2 Califa agrees that it shall not exercise the option to acquire capacity on an additional transponder pursuant to paragraph 3.1 of the Loral Agreement without prior written consent from Playboy, and that any additional capacity acquired on another transponder shall be deemed automatically assigned to Playboy hereunder. Califa shall, upon Playboy's request, however, exercise such option. Playboy shall remit to Califa the fees set forth in the Loral Agreement for any additional capacity.

4. Representations and Warranties.

      4.1 Califa and Playboy each represents and warrants to the other that (i) each is organized and validly existing under the laws of the State of their formation, (ii) each has all necessary power and authority to enter into this Agreement and has taken all requisite corporate action, as appropriate, to approve the execution, delivery, and performance of this Agreement, and (iii) this Agreement constitutes a legal, valid, and binding obligation of the Parties in" accordance with its terms.

      4.2 Califa hereby represents and warrants that the Service Agreement shall be in full force and effect as of the date of the Closing and Califa has not received any notices from any third party to the contrary.

5. Limitation of Liability.

      5.1 Neither Party to this Agreement shall be held liable or responsible for the degradation or failure or any Compressed Transponder Services or signals, contracts, obligations, or facilities if caused by an act of God, weather, fire, flood, epidemic, earthquake, casualty, lockout, boycott, strike or other labor dispute, riot, civil commotion, failure or technical difficulties, acts of public enemy, enactment, order, rule, or action of any international, federal, state or local government agency, or instrumentality, failure of electrical or telephone power transmission lines or facilities, or any other cause beyond the reasonable control of either Party. Upon the happening of any of the above-described events, the Parties shall promptly notify each other of said event and shall thereafter use their best efforts to perform their obligations pursuant to this Agreement.

      5.2 Except as otherwise provided for in 6.3, both Parties expressly acknowledge and agree that in no event shall a Party be liable to any third party whatsoever in contract, tort, or any other theory at law, or in equity, for any damages of any nature arising out of any breach or alleged breach by such Party of its obligations under this Agreement, including but not limited to, the use by Playboy of the Compressed Transponder Service, as provided herein.

      5.3 Neither party shall, under the foregoing or any other circumstances, be liable for incidental, consequential or special damages, including, without limitation, loss of profits or revenues, damage to or loss of personal property or claim of the other party.

6. Indemnification.

      6.1 Playboy and Califa shall each indemnify, defend and forever hold the other, its affiliated corporations and other entities, partners, officers, directors, employees and agents (collectively the "Indemnitees") harmless from all liabilities, claims, costs, damages and expenses (including without limitation, reasonable counsel fees of counsel of the applicable party's choice) (collectively "Claims") of third parties arising from the performance of each party hereunder, provided that in each case where such indemnification is sought:

      a) the Indemnitee promptly notifies the other of the Claim to which the indemnification relates;

      b) the party giving indemnification rights to the other shall control fully any litigation, compromise, settlement or other resolution or disposition of such Claim; and

      c) the Indemnitee fully cooperates with the reasonable requests of the other party in its defense of such claim.

      6.2. Notwithstanding the above, Playboy's indemnification of Califa will be valid in the event of a prosecution or claim involving an allegation of violation of the laws insofar as the content of the any channel for which Playboy is utilizing the Compressed Transponder services is concerned, only in the event each of the following conditions is met:

      a) Immediate telephone contact be made with both the General Counsel's office of Playboy in Chicago at (312) 751-8000 and Playboy's President in Beverly Hills at (310) 246-4000, or other numbers hereafter specified by Playboy. Such telephone notification should be immediately followed with a letter containing copies of all papers that have been served and giving complete information then available regarding the incident.

      b) Playboy shall have the right to approve Califa's choice of counsel and to determine in advance the terms of retention.

      c) Playboy will assist in defended actions only and will not be responsible in cases where there is any admission of guilt by anyone charged with violation of the law as to the content of Service programming. Settlement or dismissal of any case will not be allowed, except with Playboy's prior written consent.

      d) Actual or prospective parties involved in such prosecution shall make no voluntary disclosure regarding support or lack thereof by Playboy under this policy.

7. Termination. This agreement shall terminate prior to the expiration of the Term only in the event that the Loral Agreement is terminated. Califa shall not have the right to terminate the Loral Agreement for any reason, including for reasons of Loral's breach, without prior written approval of Playboy. In the event that any circumstances arise pursuant to the Loral Agreement that allow Califa to terminate the Agreement, including for Loral's failure to meet the performance standards set forth therein, Califa shall be obligated to terminate the Loral Agreement if so requested by Playboy and seek transponder services from another provider approved by Playboy.

8. General Provisions.

      10.1 Counterparts. This agreement may be executed in one or more counterpart copies. Each counterpart copy shall constitute an agreement and all of the counterpart copies shall constitute one fully executed agreement. This Agreement may be executed on facsimile counterparts. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

      10.2 Assignment. Califa may not assign this Agreement without Playboy's prior written consent. Furthermore, Califa agrees that Playboy shall have the option, exercisable at any time upon the payment of Five Thousand Dollars ($5,000) consideration, to compel Califa to assign Califa's rights and obligations under the Loral Agreement (provided Loral consents to such assignment as provided in the Loral agreement) to a third party designated by Playboy. In the event Califa's rights and obligations under the Loral agreement are assigned to another party, this Agreement shall be deemed automatically assigned by Califa to such other party. Playboy may assign this Agreement provided prompt notice of such assignment is provided to Califa of such assignment.

      10.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and may not be modified or changed except in a writing executed by all parties hereto. This Agreement supersedes any prior written or oral understanding between the parties. Each party acknowledges that it is entering into this Agreement in reliance only upon the provisions herein set forth, and not upon any covenants, representations, warranties or other considerations not set forth herein.

      10.4 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California.

      10.5 Notices. All notices or other formal communications under this Agreement must be in writing. They may be sent by personal delivery, facsimile, prepaid recognized overnight air express delivery or prepaid certified mail, return receipt requested. The notices and other formal communications should be sent to the attention of the following persons:

            (a)   Playboy: 9242 Beverly Blvd., 3rd Floor, Beverly Hills, CA
                  90210
                  Attn. Jim English

                  With a copy to: Bill Tillson, 2467 Nalin Drive, Los Angeles, CA 90077

            (b)   Califa: 15500 Erwin Street, Suite 247, Van Nuys, CA 91411;
                  Attn: Steve Hirsch

                  With a copy to: Lipsitz, Green, Gahringer, Roll, Salisbury and Cambria,
                  42 Delaware Avenue, Suite 300, Buffalo, NY 14202
                  Attn: Paul Cambria, Esq.

      10.6 Headings, etc. Paragraph headings are for convenience only. If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the provision shall, as to that jurisdiction only, be ineffective to the extent of the prohibition or unenforcability without invalidating the remaining provisions.

      10.7 No Waiver. No waiver of any provision of this Agreement by either party shall be deemed to be a waiver of any other provision hereof, or of any subsequent similar breach or default by the other. All remedies hereunder shall be cumulative and not exclusive.

      10.8 Relationship of Parties. It is expressly understood and agreed that the execution and performance of this Agreement shall not be construed to create a relationship between the Parties as partners, joint ventures, or as principal and agent. Neither Party shall have any authority to bind the other in any fashion.

      10.9. Severability. In the event any provision or portion of this Agreement shall be deemed invalid, canceled, or unenforceable, the remaining rights and obligations of the Parties under this Agreement shall remain in full force and effect and shall be construed and enforced accordingly.

      10.10 Confidentiality. Neither Playboy nor Califa shall disclose to any third party (other than its respective employees, in their capacity as such), without the other party's written approval, any information with respect to the terms and provisions of this Agreement except: (i) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other and shall seek confidential treatment of such information, (ii) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys, provided, however, that such parent company, auditors and attorneys agree to be bound by the provisions of this paragraph and (iii) in order to enforce its rights pursuant to this Agreement.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers.


CALIFA ENTERTAINMENT GROUP, INC.

By: /s/ Steven Hirsch
   ----------------------------------

Name: Steven Hirsch
     --------------------------------

Title: President
      -------------------------------

Date: 3/11/99
     --------------------------------


AGREED TO AND ACCEPTED BY:

PLAYBOY ENTERTAINMENT GROUP, INC.

By: /s/ Anthony J. Lynn
   ----------------------------------

Name: Anthony J. Lynn
     --------------------------------

Title: President
      -------------------------------

Date: 3/10/99
     --------------------------------